FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE                     Media Contact:    Laura Wakeley
                717-291-2616

Investor Contact:     Jason Weber
717-327-2394

Fulton Financial Corporation Approves $100 million
Stock Repurchase Program

(October 15, 2019) -- LANCASTER, PA. - Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has approved the repurchase of up to $100 million of shares of Fulton’s common stock, or approximately 3.9 percent of Fulton’s outstanding shares, based on the closing price of Fulton’s common stock and the number of shares outstanding on October 11, 2019. This approval expires on December 31, 2020.
Fulton also announced that it repurchased approximately $48.0 million of its outstanding shares during the third quarter of 2019, which completed the repurchase of shares authorized under the $100 million stock repurchase program announced in March 2019.
As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. The repurchase program may be discontinued at any time.
Fulton Financial Corporation is a $21 billion financial holding company that operates banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.
Additional information on Fulton Financial Corporation can be found at www.fult.com.